UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, “the Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of their slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On August 19, 2021, the Participants issued the following press release. The Participants also posted this press release on their website, www.advancingll.com, and e-mailed it to certain stockholders of the Company:

GROUP OF CYTODYN STOCKHOLDERS RESPONDS TO HIGHLY MISLEADING COMPANY RELEASE

CYDY CEO Desperately Seeking to Protect Outsized Pay Package Despite Repeated Failures

NEW YORK — August 19, 2021 — A group of long-time stockholders (the “Nominating Stockholders”) of CytoDyn Inc. (“CYDY or the “Company) (OTC: CYDY) that has nominated five highly experienced director candidates to serve on the Company’s Board of Directors today issued the following statement in response to the highly misleading news release issued this morning by CYDY:

“CytoDyn’s announcement, laced with scare-mongering hysterics, is another desperate attempt by Nader Pourhassan, his Board, his management team and his advisors to distract stockholders from the facts. In short, Pourhassan and his cronies have completely failed to achieve CYDY’s one core objective: securing FDA approval for Leronlimab so that it can improve the lives of people suffering from several conditions. And now they are going to all means necessary to cling to their jobs to retain the outsized pay packages they have granted themselves at stockholders’ expense. Pourhassan has stated previously that stockholders have a right to vote him out if they choose1. Stockholders will soon have the opportunity to vote for new directors who have the experience and expertise necessary to quickly and efficiently secure FDA approval for Leronlimab and ultimately build the value of CYDY.”

If elected, the Nominating Stockholders’ nominees – Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staats, MD MBA, and Melissa Yeager – will take the steps necessary to earn FDA approval for Leronlimab and enhance long-term value for all stockholders.

The Nominating Stockholders’ website at www.advancingll.com includes information about the nominees and the group’s platform. It will be continuously updated with additional information.

Important Information

Paul Rosenbaum, Jeffrey Beaty, Arthur Wilmes, Thomas Errico, M.D., Bruce Patterson, M.D., Peter Staats, M.D. MBA and Melissa Yeager and CCTV Proxy Group, LLC (collectively the “Participants”) have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants. The definitive proxy statement and an accompanying proxy card is available at no charge on the SEC website at http://www.sec.gov/. In addition, the Participants will provide copies of the proxy statement, without charge, upon request. Requests for copies should be directed to the Participants’ Proxy Solicitor, Okapi Partners LLC, by calling (844) 202-7428.

1 Fierce Biotech, May 18, 2021

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any jurisdiction to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data. The Participants disclaim any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

Media
Mark Semer/Sam Cohen

Gasthalter & Co.
(212) 257-4170

cydy@gasthalter.com

Investors

Bruce Goldfarb/Chuck Garske

Okapi Partners

(212) 297-0720
info@okapipartners.com